 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2008

Lapis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-100979	27-0016420
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

19 W. 34th Street, Suite 1008, New York, NY 10001
(Address of principal executive offices) (zip code)

(212) 937-3580
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed in the Current Report on Form 8-K filed by Lapis Technologies, Inc. (the “Company”, “we”, “us”, or “our”) with the Securities and Exchange Commission on March 5, 2008:

(i) On February 28, 2008, we entered into an agreement for the issue and sale of shares in Lapis Technologies, Inc. and the transfer of shares of Star Night Technologies Ltd. to us (the “Lapis SPA”), with Harry Mund and Mordechai Solomon (the “Investor”). Mr. Mund is our chief executive officer, director and majority stockholder.

(ii) In connection with the Lapis SPA, on February 28, 2008, our indirect wholly owned subsidiary, Enertec Management Ltd. (“Enertec Management”) (which we own through our direct wholly owned subsidiary Enertec Electronics Ltd.), entered into an agreement (the “Systems SPA”) for the sale and purchase of Enertec Systems 2001 Ltd., with Harry Mund and S.D.S. (Star Defense Systems) Ltd., a company that trades on the Tel Aviv Stock Exchange (“S.D.S.”) whose majority stockholder is Mordechai Solomon.

(iii) In connection with the Lapis SPA and the Systems SPA, we also entered into, on February 28, 2008, an agreement with Mund Holdings Ltd., a company owned by Harry Mund, for the sale of the entire issued and outstanding share capital of Enertec Electronics Ltd. (the “Electronics SPA”).

The Investor, on behalf of himself and SDS, has verbally informed the Company and Enertec Management that the Investor and SDS will not complete the transactions contemplated by the Lapis SPA and the Systems SPA. The latter is evidenced by a report filed by SDS with the Tel Aviv Stock Exchange on September 10, 2008, to inform that it cancels the assembly of its general meeting scheduled for September 11, 2008 (the "Report"). According to the Report, the assembly was cancelled pursuant to Mordechai Solomon's, a controlling shareholder in SDS, notice to SDS that the transactions contemplated by the Lapis SPA (and, as a result, the transactions contemplated by the Systems SPA) will not be completed.

Because the transactions contemplated by the Lapis SPA and the Systems SPA will not be completed, the Company will also not complete the transactions contemplated by the Electronics SPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lapis Technologies, Inc.

Date: December 8, 2008	By:	/s/ Harry Mund
Name: Harry Mund
Title: Chief Executive Officer